Exhibit 99.1

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

Financial Statements as of and for the

Years Ended December 31, 2022 and December 31, 2021

(Audited)

Deloitte & Touche LLP Certified Public Accountants Suite 200 1800 North Military Trail Boca Raton, FL 33431-6386 USA
INDEPENDENT AUDITOR’S REPORT
Pivotal Utility Holdings, Inc. 700 Universe Blvd. Juno Beach, FL	Tel: +1 561 962 7700 Fax: +1 561 962 7750 www.deloitte.com

Opinion

We have audited the financial statements of Pivotal Utility Holdings, Inc. d/b/a Florida City Gas (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

October 31, 2023

BALANCE SHEETS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

At December 31, 2022 and 2021

Assets	2022	2021
	(in thousands)
Current Assets:
Cash	$5,796	$7,067
Receivables —
Customer accounts receivable	9,343	8,242
Unbilled and deferred clause revenues	6,776	5,772
Due from affiliates	142	—
Other accounts receivable	140	106
Accumulated provision for uncollectible accounts	(610)	(793)
Materials and supplies	14	14
Natural gas for sale	582	441
Prepaid expenses	1,585	1,335
Regulatory assets, current	8,080	5,896

Total current assets	31,848	28,080

Property, Plant, and Equipment:
In service	577,240	549,501
Less: Accumulated depreciation	172,519	163,024

Plant in service, net of depreciation	404,721	386,477
Construction work in progress	72,377	30,801

Total property, plant, and equipment	477,098	417,278

Deferred Charges and Other Assets:
Regulatory assets, deferred	4,339	5,713
Prepaid pension asset	3,750	2,603
Right-of-use asset	7,432	7,974
Prepaid software service costs	9,822	10,056
Deferred software implementation costs	4,779	5,077
Miscellaneous deferred debits	3,754	399
Deferred rate case expenses	1,737	73
Other deferred charges and assets	17	211

Total deferred charges and other assets	35,630	32,106

Total Assets	$544,576	$477,464

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

At December 31, 2022 and 2021

Liabilities and Stockholder’s Equity	2022	2021
	(in thousands)
Current Liabilities:
Due to affiliates	$7,234	$2,738
Accounts payable	20,132	7,604
Customer deposits	4,391	3,820
Accrued taxes —
Accrued income taxes	3,104	3,725
Other accrued taxes	977	1,213
Accrued compensation	2,434	2,601
Current portion of long-term debt	25,150	24,375
Regulatory liabilities, current	3,011	2,343
Construction accruals	3,725	242
Other current liabilities	2,123	1,489

Total current liabilities	72,281	50,150

Long-Term Debt	176,150	170,625

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	34,597	33,048
Accrued removal costs	39,770	37,742
Other regulatory liabilities	19,087	20,091
Long-term lease obligation	6,867	7,431
Other noncurrent liabilities	117	107

Total deferred credits and other liabilities	100,438	98,419

Total Liabilities	348,869	319,194

Stockholder’s Equity:
Total Stockholder’s Equity	195,707	158,270

Total Liabilities and Stockholder’s Equity	$544,576	$477,464

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF INCOME

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Years Ended December 31, 2022 and 2021

	2022	2021
	(in thousands)
Operating Revenues	$118,491	$111,407
Operating Expenses:
Cost of natural gas	33,414	23,486
Other operations and maintenance	33,868	31,365
Depreciation and amortization	17,959	23,528
Taxes other than income taxes	10,328	9,115

Total operating expenses	95,569	87,494

Operating Income	22,922	23,913

Other Income and (Expense):
Interest expense	(6,584)	(4,447)
Other income (expense), net	35	1

Total other income and (expense)	(6,549)	(4,446)

Earnings Before Income Taxes	16,373	19,467
Income taxes	3,636	4,241

Net income	$12,737	$15,226

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN EQUITY

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Years Ended December 31, 2022 and 2021

(in thousands)	Number of Common Shares	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2020	12,807	$151,381	$11,663	$163,044

Dividends to Parent	—		(20,000)	(20,000)
Net Income	—	—	15,226	15,226

Balance, December 31, 2021	12,807	$151,381	$6,889	$158,270

Contributions from Parent	—	24,700	—	24,700
Net Income	—	—	12,737	12,737

Balance, December 31, 2022	12,807	$176,081	$19,626	$195,707

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Years Ended December 31, 2022 and 2021

	2022	2021
	(in thousands)
Operating Activities:
Net income	$12,737	$15,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,959	23,528
Other amortization	885	1,101
Changes in deferred income taxes	701	431
Cost recovery clauses and franchise fees	(2,190)	(3,190)
Changes in operating assets and liabilities
Current assets	(2,333)	1,165
Noncurrent assets	(2,201)	2
Current liabilities	2,332	702
Noncurrent liabilities	(20)	(5)

Net cash provided by operating activities	27,870	38,960

Investing Activities:
Capital expenditures	(59,652)	(43,639)
Other	54	—

Net cash used in investing activities	(59,598)	(43,639)

Financing Activities:
Dividends to parent	—	(20,000)
Issuances of related party debt	31,000	25,000
Other	(543)	(522)

Net cash provided by financing activities	30,457	4,478

Net change in cash	(1,271)	(201)
Cash at the Beginning of the Period	7,067	7,268

Cash at the End of the Period	$5,796	$7,067

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	6,410	4,266
Cash paid during the period for federal income taxes	3,196	496
Cash paid (received) during the period for state income taxes	360	(385)
Supplemental Disclosure of Non-cash Investing and Financing Activities
Non-cash contribution for capital structure rebalancing	24,700	—
Accrued but not paid for capital expenditures	21,333	2,968

The accompanying notes are an integral part of these financial statements.

Pivotal Utility Holdings, Inc. d/b/a Florida City Gas

Notes to Financial Statements

December 31, 2022 and 2021

I.	ORGANIZATION AND BUSINESS

Pivotal Utility Holdings, Inc. (Pivotal Utility) d/b/a Florida City Gas (the Company) engages in the sale and distribution of natural gas to approximately 118 thousand customers in Florida’s Miami-Dade, Brevard, St. Lucie and Indian River counties. Pivotal Utility is a wholly owned subsidiary of Florida Power & Light Company (FPL), and FPL is a wholly owned subsidiary of NextEra Energy, Inc. (NextEra Energy).

II.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The financial statements included herein are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP).

Net income and comprehensive income are the same for the years ended December 31, 2022 and 2021.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Regulatory Accounting - As a public utility operating in Florida, the Company is subject to rate regulation by the Florida Public Service Commission (FPSC). Its rates are designed to recover the cost of providing service to its customers including a reasonable rate of return on invested capital. As a result of this cost-based regulation, the Company follows the accounting guidance that allows regulators to create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process.

Cost recovery clauses, which are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through various clauses, including purchased gas and the Company’s Safety, Access, and Facility Enhancement (SAFE) program. Revenues from cost recovery clauses are recorded when billed; the Company achieves matching of costs and related revenues by deferring the net under-recovery or over-recovery. Any under-recovered costs or over-recovered revenues are collected from or returned to customers in subsequent periods.

See Note 3 - Regulatory Matters for additional information.

Revenue Recognition - The Company records revenues when goods or services are provided to customers. Those revenues are based on rates approved by the FPSC. The Company has a rate structure that includes a volumetric rate design that allows the opportunity to recover certain costs based on gas usage. Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. Revenues from residential and certain commercial and industrial customers are recognized based on scheduled meter readings. Additionally, unbilled revenues are recognized for estimated deliveries of natural gas not yet billed to these customers, from the last bill date to the end of the accounting period. For other commercial and industrial customers, revenues are based on actual deliveries to the end of the period. The Company has a diversified base of customers. No single customer or industry comprises 10% or more of revenues. For all periods presented, uncollectible accounts averaged less than 1% of revenues.

Property, Plant and Equipment – Property, plant and equipment (PP&E) consists primarily of gas assets. PP&E is recorded at cost and depreciated on a straight-line average remaining life basis. Accumulated depreciation consists of the cost of units of utility property retired less estimated net salvage value. Maintenance and repairs of property as well as replacements and renewals of items determined to be less than units of utility property are charged to Other operations and maintenance expenses.

Construction work in progress includes construction materials, progress payments on major equipment contracts, third-party engineering costs and other costs directly associated with the construction of various projects. Upon completion of the projects, these costs are transferred to utility plant in service.

See Note 4 – Property, Plant and Equipment for additional information.

Cost of Natural Gas - The Company charges its customers for natural gas consumed using a natural gas cost recovery mechanism set by the FPSC, under which all prudently incurred natural gas costs are passed through to customers without markup, subject to regulatory review. The Company defers or accrues the difference between the actual cost of natural gas and the amount of commodity revenue earned in a given period such that no operating income is recognized related to these costs. The deferred or accrued amount is either billed or refunded to customers prospectively through adjustments to the commodity rate. Deferred and accrued natural gas costs are included in the balance sheets as regulatory assets and regulatory liabilities, respectively.

Income and Other Taxes - The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all income tax temporary differences. Taxes that are collected from customers on behalf of governmental agencies to be remitted to these agencies are presented on the balance sheet.

The Company recognizes tax positions that are “more likely than not” of being sustained upon examination by the appropriate taxing authorities. See Note 9 - Unrecognized Tax Benefits for additional information.

Receivables and Provision for Uncollectible Accounts - The Company’s receivables consist primarily of natural gas sales and transportation services billed to residential, commercial, industrial, and other customers. Customers are billed monthly and payment is due within 30 days. For the majority of receivables, a provision for uncollectible accounts is established based on historical collection experience and other factors. For the remaining receivables, if the Company is aware of a specific customer’s inability to pay, a provision for uncollectible accounts is recorded to reduce the receivable balance to the amount the Company reasonably expects to collect. If circumstances change, the estimate of the recoverability of accounts receivable could change as well. Circumstances that could affect this estimate include, but are not limited to, customer credit issues, customer deposits, and general economic conditions. Customers’ accounts are written off once they are deemed to be uncollectible.

The Company applies the current expected credit loss (CECL) model, to account for credit Losses for certain financial assets, including customer receivables. The CECL model requires an entity to consider current conditions and reasonable and supportable forecasts in addition to historical information when developing an allowance for credit losses. The Company books the estimate of lifetime credit losses in the month revenue is recognized or in the month losses on previously recognized revenues are identified. As of December 31, 2022 and 2021, the Company has a provision for uncollectible customer accounts of approximately $0.6 million and $0.8 million, respectively.

Materials and Supplies - Generally, materials and supplies are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, at weighted average cost when installed.

Natural Gas for Sale - The Company’s natural gas inventories are carried at cost on a weighted average cost of gas basis.

Internal-Use Software - The Company defers qualifying implementation costs incurred to develop or obtain internal use software associated with cloud computing and hosting arrangements. As of December 31, 2022 and 2021, the Company has recognized approximately $4.8 million and $5.1 million, respectively, in Deferred software implementation costs. The costs are included in depreciation and amortization over the 20-year term of the arrangement. As of December 31, 2022 and 2021, the Company has approximately $0.7 million and $0.7 million, respectively, of current Prepaid expenses, and $9.8 million and $10.1 million, respectively, of Prepaid software service costs relating to perpetual licensing fees which is being amortized to Other operations and maintenance expenses over the 20 year life of the arrangement.

Fair Value of Financial Instruments - The carrying amount of financial instruments, including receivables, accounts payable, due to affiliates, other current assets and liabilities and accrued interest, approximates fair value due to the short maturity of these instruments.

III.	REGULATORY MATTERS

Base Rates

In March 2018, the FPSC issued an order approving a stipulation and settlement between the Company and several intervenors in the Company’s base rate proceeding that, after including the impact of the tax reform legislation, approved an $11.5 million increase in annual base rate revenues, effective June 1, 2018. The stipulation and settlement also approved the Company to recover the construction costs related to a liquefied natural gas storage facility through an increase in rates to become effective when the facility is placed in service. The storage facility will improve reliability and capacity at the southern section of the Company’s system. Under the terms of the settlement, the Company’s allowed regulatory ROE was 10.19%, with a range of 9.19% to 11.19%. However, if the Company’s earned regulatory ROE falls below 9.19%, the Company could seek retail rate relief. If the earned regulatory ROE rises above 11.19%, any party withstanding, other than the Company, could seek a review of the Company’s retail base rates. The Company agreed not to file a new base rate case with an effective date prior to June 1, 2022.

On May 31, 2022, the Company filed a general base rate increase with the FPSC (2022 base rate case) based on a projected 2023 Test Year. On June 9, 2023, the FPSC issued an order approving a single total base revenue increase of $23.3 million (which included an incremental increase of $14.1 million, a previously approved increase of $3.8 million for a liquefied natural gas facility, and $5.3 million to transfer the SAFE investments from clause to base), with new rates becoming effective as of May 1, 2023. The FPSC approved an allowed regulatory ROE of 9.5% with a range of 8.5% to 10.5%, and an equity ratio of 59.6%. The Commission also approved the Company’s proposed reserve surplus amortization mechanism (RSAM) with a $25 million reserve amount, continuation and expansion of the capital SAFE program, implementation of an automated metering infrastructure pilot, and continuation of the storm damage reserve with a target reserve of $800,000. On June 23, 2023, the Office of Public Counsel (OPC) filed a motion for reconsideration of the FPSC’s approval of RSAM, which was denied on September 12, 2023. On July 7, 2023, OPC filed a notice of appeal with the Florida Supreme Court, which is pending.

Regulatory Assets and Liabilities

The Company is subject to accounting requirements for the effects of rate regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process.

Regulatory assets and liabilities reflected in the balance sheets at December 31, relate to:

	2022	2021
	(in thousands)
Regulatory Assets:
Current:
Regulatory infrastructure programs	$487	$558
Natural gas costs	6,522	2,889
Energy conservation program	158	1,292
Competitive rate adjustment	913	691
Underrecovered SAFE/Franchise Costs	—	466

Total	$8,080	$5,896

Noncurrent:
Regulatory infrastructure programs	$1,106	$1,593
Deferred customer conversion costs	2,671	3,101
Recoverable pension and retiree welfare benefit costs	20	139
Deferred piping	272	243
Deferred income tax adjustment	—	213
Unamortized Loss on Reacquired Debt	270	424

Total	$4,339	$5,713

Regulatory Liabilities:
Current:
Overrecovered SAFE/Franchise Costs	$146	—
Unbilled Revenue	2,865	2,343

Total	$3,011	$2,343

Noncurrent:
Deferred income tax credits(*)	$18,882	$19,943
Asset removal costs	39,770	37,742
Storm Damage Reserve	205	148

Total	$58,857	$57,833

(*)	Includes excess deferred income tax liabilities resulting from the Tax Cuts and Jobs Act that was signed into law on December 22, 2017 and became effective January 1, 2018 (Tax Reform Legislation).

In the event that the Company’s operations are no longer subject to the accounting rules applicable for rate regulation, the Company would be required to write off to income the existing regulatory assets and liabilities unless regulators specify an alternative means of recovery or refund. In addition, the Company would be required to determine if any impairment to other assets, including plant, exists and write down the assets, if impaired, to their fair values. All regulatory assets and liabilities are to be reflected in rates.

Cost Recovery Clauses

Cost recovery clauses are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through these clauses. Generally, these clause charges are calculated annually based on estimated costs and estimated customer usage for the following year, plus or minus true-up adjustments to reflect the estimated over or under recovery of costs for the current and prior periods. The Company’s regulatory assets and liabilities related to cost recovery clauses represent the under and over recovery balances and the regulatory infrastructure program costs, which are recovered through specific rate riders on a dollar-for-dollar basis. The rate riders that authorize the recovery of regulatory infrastructure program costs include both a recovery of cost and a return on investment during the recovery period.

In 2015, the FPSC approved the Company’s SAFE program, under which costs incurred for replacing aging pipes are recovered through a rate rider with annual adjustments and true-ups. Under the program, the Company is authorized to spend $105 million over a 10-year period on infrastructure relocation and enhancement projects. As part of its 2022 base rate case, the FPSC approved the Company’s request to (i) continue the SAFE program beyond 2025 and (ii) expand the SAFE program to include the replacement of approximately 160 miles of early vintage polymer pipelines.

In 2012, the Company developed a project that makes use of the Area Extension Program (AEP) provided for in its tariff. Under the AEP, the Company is authorized to recover the costs to extend service to a single point or multiple points in a geographical area when the cost of the facilities exceeds the maximum allowable investment under its tariff and the margin from the investment. The AEP charge is initially set at a rate sufficient to recover the investment in ten years from the date the project is placed in service. The Company reassesses the amount of additional revenue required to recover the unamortized excess cost of the facilities and re-calculated the AEP charge multiple times during the ten-year recovery period.

IV.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is stated at original cost less any regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits. The cost of replacements of property, exclusive of minor items of property, is capitalized. The cost of maintenance, repairs, and replacement of minor items of property is charged to other operations and maintenance expenses as incurred or performed.

Depreciation

Depreciation of the original cost of utility plant in service is provided using composite straight-line rates, which approximated 2.9% for 2022 and 2021. Depreciation studies are conducted periodically to update the composite rate that is approved by the FPSC. When property subject to composite depreciation is retired or otherwise disposed of in the normal course of business, its original cost, together with the cost of removal, less salvage, is charged to accumulated depreciation. As such, gains or losses are not recognized, as they are ultimately refunded to, or recovered from, customers through future rate adjustments. Minor items of property included in the original cost of the asset are retired when the related property unit is retired.

Acquisition Adjustment

Until July 2018, the Company was held by Southern Company Gas, a wholly owned, direct subsidiary of Southern Company. Upon Southern Company Gas’ acquisition of Pivotal Utility in 2004, a $21.7 million intangible was recorded for the difference between the cost of acquiring the Company and the original cost. The FPSC approved a 30-year amortization period for this intangible asset included in Plant in service, net of depreciation. A roll forward of the intangible asset, net of accumulated amortization is as follows:

(in thousands)
December 31, 2020	$11,671
2021 amortization expense	722

December 31, 2021	12,393
2022 amortization expense	722

December 31, 2022	$13,115

V.	DEBT

Loan Agreement with FPL

The Company entered into a loan agreement with FPL for the purpose of funding the Company’s ongoing cash and working capital requirements. The loan agreement is available from January l, 2019 through January 1, 2069, (the Availability Period). The agreement allows for a maximum of $150 million of short-term loans and $300 million of long-term loans to be outstanding at one time through the Availability Period. Each short-term Loan will not exceed a 365-day term. Long-terms loans will have a term between 1 year and 50 years, not to exceed the Availability Period. The interest rates for the loans will be variable and equal to FPL’s weighted average debt rate.

At December 31, 2022 and 2021, amounts outstanding were as follows:

	December 31, 2022		December 31, 2021
	Weighted-average interest rate	Outstanding	Weighted-average interest rate	Outstanding
	(in thousands)
Long-term loans	3.53%	$176,150	3.72%	$170,625
Short-term loans	1.13%	25,150	0.45%	24,375

Total		$201,300		$195,000

VI.	LEASES

The Company has a finance lease regarding a transport service agreement. Lease payments under the associated agreements are fixed and convey exclusive use of the assets during the arrangement. The lease terminates in 2033.

At December 31, 2022 and December 31, 2021, the Company reflected a Right-of-use asset in connection with the lease of $7.4 million and $8.0 million, and a corresponding lease liability (including current and long-term obligations) of $7.4 million and $8.0 million, respectively. The lease liability was calculated using a weighted-average incremental borrowing rate at the lease inception of 3.85%.

Lease amortization and accretion of the lease liability is included in depreciation and amortization expense and interest expense in the Company’s statements of operations. The Company recorded a lease amortization and interest expense of $0.8 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively.

The following table presents fixed lease payments and a reconciliation of the undiscounted cash flows to finance lease liabilities (including current and long-term obligations) as of December 31, 2022 and December 31, 2021:

(in thousands)
2023	$800
2024	800
2025	800
2026	800
2027	800
Thereafter	4,900

Total	8,900
Less present value discount	(1,500)

Total finance lease liabilities	$7,400

The Company also entered into another finance lease regarding a transport service agreement in 2021. The lease commenced in April 2023 upon the subject pipeline being placed in service and will terminate in 2053.

VII.	RETIREMENT BENEFITS

The Company’s employees participate in NextEra Energy’s qualified noncontributory defined benefit pension plan. NextEra Energy uses multiemployer accounting and allocates net pension benefit income or expense to its subsidiaries based on the pensionable earnings of the subsidiaries’ employees. The calculation includes several components of cost, offset by the expected return on plan assets. For the year ended December 31, 2022 and 2021, NextEra Energy allocated approximately $1.3 million and $0.9 million, respectively, of net pension benefit income to the Company.

VIII.	CONTINGENCIES

General Litigation Matters

The Company is subject to certain claims and legal actions arising in the ordinary course of business. One such claim is a personal injury claim alleged to have occurred on July 6, 2016, in Miami-Dade County, Florida. The plaintiff claimed multiple fractures and traumatic brain injury arising from an accident on bicycle path with a gas cap belonging to the Company. However, the Company was not added as a defendant until October 2020, after other named defendants settled or were dismissed from the case. At the time the claim was filed against the Company, the Company did not believe it was probable that any amounts would be paid out in relation to the claim. As a result of the Company’s discovery efforts conducted through the third quarter of 2023, including depositions, production of documents, examinations, and expert reviews, the Company ultimately determined that a payout on plaintiff’s claim was probable and it was in the Company’s best interest to settle and resolve the case. The matter was settled in October 2023 for $850,000 and the loss was reflected in Other operations and maintenance expenses for the nine months ended September 30, 2023. The ultimate outcome of all other matters and such pending or potential litigation against the Company cannot be determined at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the ultimate liabilities, if any, arising from such current proceedings would have a material effect on the Company’s financial statements.

IX.	INCOME TAXES

NextEra Energy will file a consolidated income tax return and various combined and separate state tax returns on behalf of the Company. Under the tax sharing agreement between NextEra Energy and certain of its subsidiaries, the income tax provision at each applicable subsidiary reflects the use of the “separate return method,” except that tax benefits that could not be used on a separate return basis, but are used on the consolidated tax return, are recorded by the subsidiary that generated the tax benefits. Any remaining consolidated income tax benefits or expenses are recorded at the corporate level. Included in Regulatory Assets, Deferred and Other Regulatory Liabilities on the Company’s balance sheet is the revenue equivalent of the difference in deferred income taxes computed under accounting rules, as compared to regulatory accounting rules. The components of income taxes are as follows:

	2022	2021
	(in thousands)
Federal —
Current	$2,503	$3,414
Deferred	191	(78)

	2,694	3,336

State —
Current	$432	$396
Deferred	510	509

	942	905

Total	$3,636	$4,241

The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to assets and liabilities are as follows:

	2022	2021
	(in thousands)
Deferred tax liabilities —
Property related	$37,940	$37,171
Employee benefit obligations	955	695
Leases	1,883	2,021
Other	1,188	953

Total	$41,966	$40,840

Deferred tax assets —
Leases	$1,883	$2,021
Tax Reform Legislation	4,786	5,054
Other	700	717

Total	7,369	7,792

Accumulated deferred income taxes, net	$34,597	$33,048

Effective Tax Rate

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Years Ended December 31,
	2022	2021
Federal statutory rate	21.0%	21.0%
State income tax, net of federal deduction	4.5	3.7
Amortization of deferred regulatory credit	(3.9)	(3.1)
Other, net	0.6	0.2

Effective income tax rate	22.2%	21.8%

Unrecognized Tax Benefits

The Company has no unrecognized tax benefits for any year presented. The Company classifies interest on tax uncertainties as interest expense; however, the Company had no accrued interest or penalties for unrecognized tax benefits for any year presented. The tax years 2018 through 2022 (Federal and State) remain subject to examination by the Company’s major tax jurisdictions.

X.	COMMITMENTS

Pipeline charges and storage capacity include charges recoverable through a natural gas cost recovery mechanism, or alternatively, billed to marketers of natural gas.

The Company has also made commitments in connection with a portion of their projected capital expenditures. Capital expenditures include, among other things, the cost for construction or acquisition of additional facilities and equipment to meet customer demand, as well as capital improvements to and maintenance to existing facilities.

Contractual obligations and estimated expenditures at December 31, 2022 were as follows:

	2023	2024	2025	2026	2027	Thereafter	Total
	(in thousands)
Pipeline charges and storage capacity (a)	$10,382	$10,449	$9,654	$9,289	$9,289	$23,931	$72,994
Capital expenditures (b)	52,925	50,597	50,345	52,273	52,312	—	258,452

Total	$63,307	$61,046	$59,999	$61,562	$61,601	$23,931	$331,446

(a)	Includes charges recoverable through a natural gas cost recovery mechanism, subject to review by the FPSC.
(b)

Represents projected capital expenditures through 2027 for which applicable internal approvals (and also, if required, regulatory approvals) have been received. The above estimates are subject to continuing review and adjustment and actual capital expenditures may vary significantly from estimates.

XI.	RELATED PARTY TRANSACTIONS

FPL purchases and sells natural gas to meet the Company’s gas supply requirements under a Gas Purchase and Sale Agreement. All costs associated with services provided by FPL were direct billed to the Company. All costs associated with natural gas purchase and sale activities are recoverable through the natural gas cost recovery mechanism. At December 31, 2022 and 2021, the net sale amounts under the Gas Purchase and Sale Agreement were $3.7 million and $1.8 million, respectively, reflected in Operating revenues, and the net purchase amounts were $30.3 million and $17.0 million, respectively, reflected in Cost of natural gas.

At December 31, 2022 and 2021, the Company had $7.2 million and $2.7 million, respectively, in payables which was primarily due to FPL related to corporate support provided by the affiliated entity and amounts relating to purchases of natural gas as discussed above. At December 31, 2022, the Company also had $2.6 million in payables due to NextEra Energy relating to federal income tax payments made on behalf of the Company and $0.5 million in payables due to NextEra Energy relating to state income taxes. At December 31, 2021, the Company also had $3.2 million in payables due to NextEra Energy relating to federal income tax payments made on behalf of the Company and $0.4 million in payables due to NextEra Energy relating to state income taxes.

XII.	SUBSEQUENT EVENTS

On September 26, 2023, FPL entered into a definitive agreement to sell Pivotal Utility to Chesapeake Utilities Corporation for $923 million in cash, including the settlement of the loan agreement with FPL (See Note 5 – Debt) and subject to working capital and other adjustments. Expected to be completed over the next several months, the sale is conditioned upon satisfaction of the Hart-Scott-Rodino review and customary closing conditions.

Management has evaluated the impact of events occurring after December 31, 2022, up to February 17, 2023, the date FPL’s consolidated GAAP financial statements were issued. The Company’s financial statements include all necessary adjustments resulting from such evaluation. Management has evaluated the impact of events requiring disclosure in the financial statements through October 31, 2023, the date the Company’s financial statements were available to be issued. Other than those described above, no events have occurred after December 31, 2022 that require disclosure in the financial statements.